Exhibit 4.6

EXECUTION COPY

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT

dated as of

August 13, 2009,

among

BANK OF AMERICA, N.A.,

as Collateral Agent,

WILMINGTON TRUST FSB,

as Trustee and Noteholder Collateral Agent,

AFFINIA GROUP INC.,

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.,

and

the Subsidiaries of Affinia Group Inc. listed on Schedule I hereto

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT dated as of August 13, 2009 among BANK OF AMERICA, N.A., as collateral agent for the Revolving Facility Secured Parties referred to herein, WILMINGTON TRUST FSB, as trustee under the Indenture referred to herein and as collateral agent for the Noteholder Secured Parties referred to herein, AFFINIA GROUP INC, AFFINIA GROUP INTERMEDIATE HOLDINGS INC and the subsidiaries of Affinia Group Inc. listed on Schedule I hereto (as well as each future Domestic Subsidiary of Affinia Group Inc. that becomes a party hereto pursuant to the terms hereof).

Reference is made to (a) the Credit Agreement (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), under which the Revolving Facility Lenders have extended and agreed to extend credit to the Borrowers, and (b) the Indenture governing the Notes. In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent (for itself and on behalf of the Revolving Facility Secured Parties), the Trustee (for itself and on behalf of the Noteholders), the Noteholder Collateral Agent (for itself and on behalf of the Noteholder Secured Parties), the Company, Affinia Group Intermediate Holdings Inc. (“Holdings”) and the subsidiaries of the Company party hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Construction; Certain Defined Terms. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Bank of America, N.A., acting through one or more of its branches or affiliates, in its capacity as Administrative Agent under the Credit Agreement, and its successors in such capacity.

“Agent” means the Collateral Agent or the Noteholder Collateral Agent, as the context may require, and “Agents” means the Collateral Agent and the Noteholder Collateral Agent.

“Asset Sale Proceeds Account” means one or more deposit accounts or securities accounts holding the proceeds of any Disposition of any Noteholder First Lien Collateral that are required to be held in such account or accounts pursuant to the terms of the Indenture as in effect on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not adverse to the Revolving Facility Secured Parties in any material respect).

“Bankruptcy Code” means Title 11 of the United States Code.

“Borrowers” means the Company and the subsidiaries of the Company that are borrowers under the Credit Agreement.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Collateral” means the Revolving Facility Collateral and the Noteholder Collateral.

“Collateral Access Agreement” shall have the collective meaning of such term set forth in the Security Documents.

“Collateral Agent” means Bank of America, N.A., in its capacity as Collateral Agent under the Revolving Facility Documents, and its successors in such capacity.

“Company” means Affinia Group Inc., a Delaware corporation.

“Computer Software” shall have the collective meaning of such term set forth in the Security Documents.

“Copyrights” shall have the collective meaning of such term set forth in the Security Documents.

“Credit Agreement” means the ABL Credit Agreement dated as of August 13, 2009, among Holdings, the Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Revolving Facility Lenders and the Administrative Agent, as amended, extended, renewed, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, in each case with the same or different lenders and agents.

“Disposition” shall mean any sale, lease, sale and leaseback, assignment, conveyance, exchange, transfer or other disposition. “Dispose” shall have a correlative meaning.

“Domestic Subsidiary” of any Person shall mean any subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Enforcement Action” means (a) the taking of any action to enforce or realize upon any Lien on the Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale or other Disposition pursuant to Article 8 or Article 9 of the New York UCC or other applicable law, (b) the exercise of any right or remedy provided to a secured creditor or otherwise on account of a Lien on the Collateral under the Revolving Facility Documents, the Noteholder Documents, or applicable law, including the election to retain any Collateral in satisfaction of a Lien or credit bid, (c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, or foreclosure on the Collateral or the proceeds of Collateral, (d) the sale, lease, license, or other Disposition of all or any portion of the Collateral, at a private or public sale, other Disposition or any other means permissible under applicable law at any time that an event of default shall have occurred which is continuing, and (e) the exercise of any other right of liquidation against any Collateral (including the exercise of any right of recoupment or set-off or any rights against Collateral obtained pursuant to or by foreclosure of a judgment Lien obtained against any Grantor) whether under the Revolving Facility Documents, the Noteholder Documents, applicable law, in a proceeding or otherwise, it being acknowledged and agreed that the exercise of cash dominion over the Deposit Accounts of any Grantor and application of funds in connection therewith will not constitute an Enforcement Action for purposes of this Agreement.

“Event of Default” means an “Event of Default” under and as defined in the Credit Agreement or the Indenture, as the context may require.

“Grantor” means Holdings, the Company and each wholly-owned Domestic Subsidiary of the Company that shall have granted any Lien in favor of the Collateral Agent or the Noteholder Collateral Agent on any of its assets or properties to secure any of the Obligations.

“Indenture” means the Indenture dated as of August 13, 2009, among the Company, the other Grantors named therein and the Trustee, as amended, extended, renewed, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, in each case with the same or different Trustee.

“Independent Qualified Party” shall have the meaning of such term set forth in the Indenture.

“Insolvency Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of any Grantor under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“IP Agreements” shall have the collective meaning of such term set forth in the Security Documents.

“Junior Documents” means (a) in respect of the Noteholder First Lien Collateral, the Revolving Facility Documents, and (b) in respect of the Revolving Facility First Lien Collateral, the Noteholder Documents.

“Junior Liens” means (a) in respect of the Revolving Facility First Lien Collateral, the Noteholder Liens on such Collateral, and (b) in respect of the Noteholder First Lien Collateral, the Revolving Facility Liens on such Collateral.

“Junior Representative” means (a) with respect to the Noteholder First Lien Collateral, the Collateral Agent, and (b) with respect to the Revolving Facility First Lien Collateral, the Noteholder Collateral Agent.

“Junior Secured Obligations” means (a) with respect to the Noteholder Obligations (to the extent such Obligations are secured by the Noteholder First Lien Collateral), the Revolving Facility Obligations, and (b) with respect to Revolving Facility Obligations (to the extent such Obligations are secured by the Revolving Facility First Lien Collateral), the Noteholder Obligations.

“Junior Secured Obligations Collateral” means the Collateral in respect of which the Junior Representative (on behalf of itself and the Junior Secured Obligations Secured Parties) holds a Junior Lien.

“Junior Secured Obligations Secured Parties” means (a) with respect to the Noteholder First Lien Collateral, the Revolving Facility Secured Parties, and (b) with respect to the Revolving Facility First Lien Collateral, the Noteholder Secured Parties.

“Junior Secured Obligations Security Documents” means (a) with respect to the Revolving Facility First Lien Collateral, the Noteholder Security Documents, and (b) with respect to the Noteholder First Lien Collateral, the Revolving Facility Security Documents.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest therein and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction) with respect thereto; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Noteholder Collateral” means all assets and properties of the Grantors subject to Liens created by the Noteholder Security Documents to secure the Noteholder Obligations.

“Noteholder Collateral Agent” means Wilmington Trust FSB, in its capacity as noteholder collateral agent under the Noteholder Security Documents, and its successors in such capacity.

“Noteholder Documents” means the Indenture, the Notes and guarantees issued thereunder or pursuant thereto and the Noteholder Security Documents.

“Noteholder First Lien Collateral” means any and all Noteholder Collateral other than the Revolving Facility First Lien Collateral.

“Noteholder Liens” means Liens on the Noteholder Collateral created under the Noteholder Security Documents to secure the Noteholder Obligations.

“Noteholder Mortgages” means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents that convey or evidence a Lien in favor of the Trustee or the Noteholder Collateral Agent (in each case on behalf of the Noteholder Secured Parties) on fee or leasehold interests in real property of a Grantor to secure Noteholder Obligations, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Noteholder Obligations” means all obligations under the Noteholder Documents.

“Noteholder Secured Parties” means, at any time, the Trustee, the Noteholder Collateral Agent, each Noteholder, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Noteholder Document and each other holder of, or obligee in respect of, any Noteholder Obligations outstanding at such time.

“Noteholder Security Agreement” means the Collateral Agreement dated as of August 13, 2009, among Holdings, the Company, the subsidiaries of the Company party thereto and the Noteholder Collateral Agent, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Noteholder Security Documents” means the Noteholder Security Agreement, the Noteholder Mortgages, the Intellectual Property Security Agreements (as defined in the Noteholder Security Agreement) and any other documents now existing or entered into after the date hereof that create (or purport to create) Liens on any assets or properties of any Grantor to secure any Noteholder Obligations.

“Noteholder UK Mortgage of Shares” means the mortgage of shares dated August 13, 2009, between Brake Parts Inc. and Wilmington Trust FSB.

“Noteholders” means the Holders under and as defined in the Indenture.

“Notes” means the 10.75% Senior Secured Notes due 2016 issued under the Indenture.

“Obligations” means the Noteholder Obligations and the Revolving Facility Obligations.

“Paid In Full” and “Payment In Full” shall mean, with respect to the Revolving Facility Obligations, payment in full in cash of all of the Revolving Facility Obligations (except for contingent indemnity obligations to the extent no claim therefor has been made) or, in each case, cash collateralization thereof (including through a satisfactory supporting letter of credit) on terms satisfactory to the holders thereof and termination of all commitments to extend credit under the Credit Agreement and, with respect to the Noteholder Obligations, payment in full in cash of all of the Noteholder Obligations (except for contingent indemnity obligations to the extent no claim therefor has been made).

“Patents” shall have the collective meaning of such term set forth in the Security Documents.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, joint-stock company, trust, unincorporated organization, association, corporation, government or any agency or political subdivision thereof or any other entity.

“Representative” means (a) in the case of any Noteholder Obligations, the Noteholder Collateral Agent, and (b) in the case of any Revolving Facility Obligations, the Collateral Agent.

“Revolving Facility Collateral” means all assets and properties of the Grantors subject to Liens created by the Revolving Facility Security Documents to secure the Revolving Facility Obligations.

“Revolving Facility Documents” means the “Credit Documents” as defined in the Credit Agreement, as amended, extended, renewed, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time in connection with refinancing, refunding or replacement of the Credit Agreement, including with different lenders or agents.

“Revolving Facility First Lien Collateral” means any and all of the following Revolving Facility Collateral now owned or at any time hereafter acquired by the Company or any other Grantor or in which any such Person may have now or in the future any right, title or interest:

(a) all Accounts and all rights to receive payments, indebtedness and other obligations (whether constituting an Account, Chattel Paper (including Electronic Chattel Paper), Instrument, Document or General Intangible) which arise as a result of the sale or lease of Inventory, Goods or merchandise or provision of services, including the right to payment of any interest or finance charges,

(b) all Inventory;

(c) all Payment Intangibles (including corporate and other tax refunds), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relate to real property, Fixtures or Equipment;

(d) all collection accounts, Deposit Accounts, disbursement accounts, lock-boxes, Securities Accounts and Commodity Accounts (excluding the Asset Sales Proceeds Account) and any cash or other assets including all “Cash Equivalents” as defined in the Credit Agreement on the date hereof (or as modified from time to time to the extent such modifications, taken as a whole, are not materially adverse to the Noteholder Secured Parties) in, or credited to, any such accounts (other than (i) identifiable cash proceeds in respect of real estate, Fixtures or Equipment and (ii) the Asset Sale Proceeds Account and all cash, checks or other property properly held therein or properly credited thereto in accordance with the Indenture (as in effect on the date hereof) and any other identifiable cash proceeds in respect of Noteholder First Lien Collateral plus interest, dividends, earnings and other proceeds thereof, and minus withdrawals thereof that are applied as provided in the Indenture);

(e) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses, all Documents, Letter-of-Credit Rights and Supporting Obligations;

(f) all Liens purporting to secure any of the foregoing;

(g) all books and records related to the foregoing;

(h) all collateral and guarantees given by any other Person with respect to any of the foregoing; and

(i) all products, proceeds and Supporting Obligations of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory and accounts of any Grantor and business interruption insurance; provided, however, that proceeds of Revolving First Lien Collateral described in clause (e) above shall not constitute Revolving First Lien Collateral unless such proceeds would otherwise constitute Revolving First Lien Collateral in any of the foregoing clauses (a) - (h).

All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Revolving Facility First Lien Collateral Transition Date” means the earlier of (a) the date on which all the Revolving Facility Obligations shall have been Paid in Full and (b) the date on which all Senior Liens on the Revolving Facility First Lien Collateral shall have been released from the Liens created under the Revolving Facility Documents in accordance with the terms of the Revolving Facility Documents.

“Revolving Facility Lenders” means the Lenders under and as defined in the Credit Agreement.

“Revolving Facility Liens” means Liens on the Revolving Facility Collateral created under Revolving Facility Security Documents to secure the Revolving Facility Obligations.

“Revolving Facility Mortgages” means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents that convey or evidence a Lien in favor of the Collateral Agent or any trustee on its behalf (in either case, on behalf of the Revolving Facility Secured Parties) on fee or leasehold interests in real property of a Grantor to secure the Revolving Facility Obligations, as amended, extended, renewed, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including with different lenders or agents.

“Revolving Facility Obligations” means, collectively, (i) all “Obligations” (as such term is defined in the Credit Agreement) under the Revolving Facility Documents and (ii) all amounts owing to each Revolving Facility Secured Party pursuant to the terms of any Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement (as such terms are defined in the Credit Agreement), including all amounts in respect of any principal, premium (if any), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the respective Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages or other liabilities and guarantees of the foregoing amounts.

“Revolving Facility Secured Parties” means, at any time, the Collateral Agent, the Administrative Agent, each Revolving Facility Lender, each Issuing Lender (as defined in the Credit Agreement), each counterparty under any Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements (each as defined in the Credit Agreement), the beneficiaries of each indemnification obligation undertaken by any Grantor under any Revolving Facility Document and each other holder of, or obligee in respect of, any Revolving Facility Obligations outstanding at such time.

“Revolving Facility Security Documents” means the Credit Agreement (insofar as the same grants a Lien on Collateral), the U.S. Security Agreement (as defined in the Credit Agreement), the Revolving Facility Mortgages, the Intellectual Property Security Agreements (as defined in the U.S. Security Agreement) and any other documents now existing or entered into after the date hereof that create (or purport to create) Liens on any assets or properties of any Grantor to secure any Revolving Facility Obligations, as amended, extended, renewed, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including with different lenders or agents.

“Secured Parties” means the Noteholder Secured Parties and the Revolving Facility Secured Parties.

“Security Documents” means the Noteholder Security Documents and the Revolving Facility Security Documents.

“Senior Documents” means (a) in respect of the Noteholder First Lien Collateral, the Noteholder Documents, and (b) in respect of the Revolving Facility First Lien Collateral, the Revolving Facility Documents.

“Senior Liens” means (a) in respect of the Revolving Facility First Lien Collateral, the Revolving Facility Liens on such Collateral, and (b) in respect of the Noteholder First Lien Collateral, the Noteholder Liens on such Collateral.

“Senior Representative” means (a) with respect to the Noteholder First Lien Collateral, the Noteholder Collateral Agent, and (b) with respect to the Revolving Facility First Lien Collateral, the Collateral Agent.

“Senior Secured Obligations” means (a) with respect to the Revolving Facility Obligations (to the extent such Obligations are secured by the Noteholder First Lien Collateral), the Noteholder Obligations, and (b) with respect to the Noteholder Obligations (to the extent such Obligations are secured by the Revolving Facility First Lien Collateral), the Revolving Facility Obligations.

“Senior Secured Obligations Collateral” means the Collateral in respect of which the Senior Representative (on behalf of itself and the applicable Senior Secured Obligations Secured Parties) holds a Senior Lien.

“Senior Secured Obligations Secured Parties” means (a) with respect to the Noteholder First Lien Collateral, the Noteholder Secured Parties, and (b) with respect to the Revolving Facility First Lien Collateral, the Revolving Facility Secured Parties.

“Senior Secured Obligations Security Documents” means (a) with respect to the Revolving Facility First Lien Collateral, the Revolving Facility Security Documents, and (b) with respect to the Noteholder First Lien Collateral, the Noteholder Security Documents.

“subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any subsidiary of such person is a controlling general partner or otherwise controls such entity.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date hereof.

“Trademarks” shall have the collective meaning of such term set forth in the Security Documents.

“Trade Secrets” shall mean all confidential and proprietary information of any Grantor, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“Trustee” means Wilmington Trust FSB, in its capacity as trustee under the Indenture, and its successors in such capacity.

ARTICLE II

Subordination of Junior Liens; Certain Agreements

SECTION 2.01. Subordination of Junior Liens. (a) Notwithstanding the date, manner or order of creation, attachment, or perfection of the security interests and Liens granted to the Collateral Agent and the Noteholder Collateral Agent, and notwithstanding any provisions of the Uniform Commercial Code, or any applicable law or decision or this Agreement, the Noteholder Documents, the Revolving Facility Documents or any other agreement or instrument to the contrary, or whether and irrespective of whether any Senior Secured Obligations Secured Party hold possession of all or any part of the Collateral or of the time or any failure, defect or deficiency or alleged failure, defect or deficiency in any of the foregoing or of any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the Senior Liens, all Junior Liens in respect of any Collateral are expressly subordinated and made junior in right, priority, operation and effect to any and all Senior Liens in respect of such Collateral. The following, as between the Collateral Agent, on the one hand, and the Noteholder Collateral Agent, on the other hand, shall be the relative priority of the security interests and Liens of the Collateral Agent, on the one hand, and the Noteholder Collateral Agent, on the other hand, in the Collateral:

(A) The Collateral Agent shall have a first priority Lien on the Revolving Facility First Lien Collateral and the Noteholder Collateral Agent shall have a second priority Lien on the Revolving Facility First Lien Collateral; and

(B) The Noteholder Collateral Agent shall have a first priority Lien on the Noteholder First Lien Collateral and the Collateral Agent shall have a second priority Lien on the Noteholder First Lien Collateral.

Notwithstanding anything to the foregoing, with respect to any security interest or Lien on the collateral pledged pursuant to the Noteholder UK Mortgage of Shares, the Collateral Agent shall not file or register its security interest or Lien in the United Kingdom until after the Noteholder Collateral Agent has filed or registered its security interest or Lien in the United Kingdom; provided, however, that upon the fifteenth calendar day after the date hereof, the Collateral Agent my file or register its security interest or Lien in the United Kingdom at any time.

(b) It is acknowledged that (i) the aggregate amount of the Senior Secured Obligations may, subject to the limitations set forth in the Credit Agreement and the Indenture, be increased from time to time, (ii) all or a portion of the Revolving Facility Obligations consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and (iii) the Senior Secured Obligations may, subject to the limitations set forth in the Credit Agreement and the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the Junior Liens hereunder or the provisions of this Agreement defining the relative rights of the Revolving Facility Secured Parties and the Noteholder Secured Parties. The lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the Junior Secured Obligations (or any part thereof) or the Senior Secured Obligations (or any part thereof), by the release of any Collateral or of any guarantees for any Senior Secured Obligations or by any action that any Representative or Secured Party may take or fail to take in respect of any Collateral.

(c) The subordination of all Junior Liens to all Senior Liens as set forth in this Agreement is with respect to only the priority of the Liens held by or on behalf of the Senior Secured Obligations Secured Parties and shall not constitute a subordination of the Revolving Facility Obligations to the Noteholder Obligations or of the Noteholder Obligations to the Revolving Facility Obligations.

(d) The parties hereto agree that it is their intention that the Collateral held by each Agent is identical to the Collateral held by the other Agent. In furtherance of the foregoing and subject to the other provisions of this Agreement:

(1) upon request by either Agent, such parties shall cooperate in good faith (and direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral held by each Agent, the steps taken to perfect the Liens thereon and the identity of the Grantors; and

(2) that the Revolving Facility Security Documents and the Noteholder Security Documents shall be in all material respects the same forms of documents; and the guarantees issued with respect to the Revolving Facility Obligations and the guarantees issued with respect to the Noteholder Obligations, shall contain the same material provisions with respect to waivers of the guarantors’ rights, the discharge thereof, reinstatement thereof and the release of guarantors thereunder.

SECTION 2.02. New Liens. Until the Senior Secured Obligations shall have been Paid in Full, (i) each Agent agrees, on behalf of the applicable Secured Parties, that neither Agent, on behalf of the applicable Secured Parties, nor any other Secured Party, shall acquire or hold any Lien on any assets of any Grantor (or any Domestic Subsidiary thereof) which assets are not also subject to a Lien in favor of the other Agent on behalf of the applicable Secured Parties and (ii) each Grantor agrees not to grant any Lien on any of its assets, or permit any of its Domestic Subsidiaries to grant a Lien on any of its assets, in favor of any of either Agent, on behalf of the applicable Secured Parties unless it, or such Domestic Subsidiary, has granted a Lien on such assets in favor of the other Agent, on behalf of the applicable Secured Parties. If any Agent shall (nonetheless and in breach hereof) acquire any Lien on any assets of any Grantor or any of its Domestic Subsidiaries to secure any Obligations, which assets are not also subject to a Lien in favor of the other Agent to secure the applicable Obligations, then the Agent acquiring such Lien shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any Security Documents, either (x) release such Lien or (y) (1) also hold and be deemed to have held such Lien for the benefit of the other Agent and Secured Parties subject to the priorities set forth herein, with any amounts received in respect thereof subject to distribution and turnover hereunder and (2) in the case of the Junior Representative acquiring a Lien, assign such Lien to the Senior Representative to secure the Senior Secured Obligations (in which case the Junior Representative may retain a Junior Lien on such assets subject to the terms hereof). Notwithstanding the foregoing, the Collateral Agent may hold a Lien on assets of any Canadian Subsidiary of the Company, which interests or assets are not also subject to a Lien in favor of the Noteholder Collateral Agent.

SECTION 2.03. No Action With Respect to Junior Secured Obligations Collateral Subject to Senior Liens. (a) Except to the extent expressly permitted by Section 2.07, no Junior Representative or other Junior Secured Obligations Secured Party shall commence or instruct any Junior Representative to commence any Enforcement Action available to it in respect of any Junior Secured Obligations Collateral under any Junior Secured Obligations Security Document, applicable law or otherwise, at any time when such Junior Secured Obligations Collateral shall be subject to any Senior Lien and any Senior Secured Obligations secured by such Senior Lien shall remain outstanding or any commitment to extend credit that would constitute Senior Secured Obligations secured by such Senior Lien shall remain in effect, it being agreed that only the Senior Representative, acting in accordance with the applicable Senior Secured Obligations Security Documents, shall be entitled to take any Enforcement Actions. The Senior Representative shall provide written notice to the Junior Representative in the event that the Senior Representative takes any Enforcement Action; provided, however, that failure to give such notice shall not affect the lien subordination or other rights of the Senior Representative under this Agreement. Notwithstanding the foregoing, any Junior Representative may, subject to Section 2.06, take all such actions as it shall reasonably deem necessary to perfect or continue the perfection of (but not enforce) its Junior Liens.

(b) Notwithstanding anything contained herein to the contrary, each of the Agents retains the right to:

(A) file a proof of claim or statement of interest with respect to the Revolving Facility Obligations or Noteholder Obligations, as applicable,

(B) take any action in order to preserve or protect its Lien on its Junior Secured Obligations Collateral not adverse to the other Agent’s rights to exercise any Enforcement Action against its Senior Secured Obligations Collateral, except to the extent inconsistent with the provisions hereof,

(C) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of such Agent or any of the Secured Parties for whom it acts as Agent,

(D) in any Insolvency Proceeding, file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Holdings, the Company or any of its Domestic Subsidiaries, except to the extent inconsistent with the provisions hereof, and

(E) in any Insolvency Proceeding, vote on any plan of reorganization, except to the extent inconsistent with the provisions hereof.

SECTION 2.04. No Duties of Senior Representative. (a) Following Dispositions and Payment In Full. Each Junior Secured Obligations Secured Party acknowledges and agrees that neither the Senior Representative nor any other Senior Secured Obligations Secured Party shall have any duties or other obligations to such Junior Secured Obligations Secured Party with respect to any Senior Secured Obligations Collateral, other than to transfer to the Junior Representative (i) any proceeds of any such Collateral that constitutes Junior Secured Obligations Collateral remaining in its possession following any Disposition of such Collateral and the Payment in Full of the Senior Secured Obligations secured thereby (in each case, unless the Junior Liens on all such Junior Secured Obligations Collateral are terminated and released prior to or concurrently with such Disposition and Payment In Full) or (ii) if the Senior Representative shall be in possession of all or any part of such Collateral after such Payment in Full, such Collateral or any part thereof remaining, in each case without representation or warranty on the part of the Senior Representative or any Senior Secured Obligations Secured Party.

(b) Prior to Payment In Full. In furtherance of the foregoing, each Junior Secured Obligations Secured Party acknowledges and agrees that until the Senior Secured Obligations secured by any Collateral in respect of which such Junior Secured Obligations Secured Party holds a Junior Lien shall have been Paid In Full, the Senior Representative shall be entitled, for the benefit of the holders of such Senior Secured Obligations, to Dispose of or deal with such Collateral as provided herein and in the Senior Secured Obligations Security Documents without regard to any Junior Lien or any rights to which the holders of the Junior Secured Obligations would otherwise be entitled as a result of such Junior Lien. Such permitted actions shall include the rights of an agent appointed by the Senior Representative and Senior Secured Obligations Secured Parties to Dispose of such Senior Secured Obligations Collateral upon foreclosure, to incur expenses in connection with such Disposition, and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under the Bankruptcy Code or the laws of any applicable jurisdiction. Without limiting the foregoing, each Junior Secured Obligations Secured Party agrees that neither the Senior Representative nor any other Senior Secured Obligations Secured Party shall have any duty or obligation first to marshal or realize upon any type of Senior Secured Obligations Collateral (or any other collateral securing the Senior Secured Obligations), or to Dispose of or otherwise liquidate all or any portion of such Collateral (or any other collateral securing the Senior Secured Obligations), in any manner that would maximize the return to the Junior Secured Obligations Secured Parties, notwithstanding that the order and timing of any such Disposition or liquidation may affect the amount of proceeds actually received by the Junior Secured Obligations Secured Parties from such Disposition or liquidation.

(c) Waiver. Each of the Junior Secured Obligations Secured Parties waives any claim such Junior Secured Obligations Secured Party may now or hereafter have against the Senior Representative or any other Senior Secured Obligations Secured Party (or their representatives) arising out of (i) any actions which the Senior Representative or the Senior Secured Obligations Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Secured Obligations from any account debtor, guarantor or any other party) in accordance with the Senior Secured Obligations Security Documents or any other agreement related thereto or to the collection of the Senior Secured Obligations or the valuation, use, protection or release of any security for the Senior Secured Obligations, (ii) any election by the Senior Representative or any Senior Secured Obligations Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.07, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, Holdings, the Company or any of its Domestic Subsidiaries, as debtor-in-possession; provided, however, that the foregoing shall not serve as a waiver by any Secured Party of the breach by any other Secured Party of any provision of this Agreement.

SECTION 2.05. Application of Proceeds; No Interference; Payment Over; Reinstatement. (a) So long as the Senior Secured Obligations have not been Paid in Full, any Senior Secured Obligations Collateral or proceeds thereof received by the Senior Representative in connection with any Disposition of, or collection on, such Senior Secured Obligations Collateral upon the taking of any Enforcement Action (including any right of setoff and including as a result of any distribution of or in respect of any Senior Secured Obligations Collateral (whether or not expressly characterized as such) or in any Insolvency Proceeding) shall be applied by the Senior Representative to the Senior Secured Obligations in accordance with the Senior Documents. Upon the Payment in Full of the Senior Secured Obligations, the Senior Representative shall deliver to the Junior Representative any remaining Senior Secured Obligations Collateral and any proceeds thereof then held by it in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Junior Representative to the Junior Secured Obligations in accordance with the Junior Documents.

(b) In the event that Revolving Facility First Lien Collateral and Noteholder First Lien Collateral are Disposed of in a single transaction or series of related transactions in which the aggregate sales price is not allocated between the Revolving Facility First Lien Collateral, on the one hand, and the Noteholder First Lien Collateral, on the other hand, being sold, including in connection with or as a result of the sale by a Grantor of the Capital Stock of the Company or a Domestic Subsidiary that owns assets constituting Noteholder First Lien Collateral or Revolving Facility First Lien Collateral , then, solely for purposes of this Agreement, the portion of the aggregate sales price deemed to be proceeds of the Revolving Facility First Lien Collateral, on the one hand, and the Noteholder First Lien Collateral, on the other hand, shall be allocated to the Noteholder First Lien Collateral or Revolving Facility First Lien Collateral in accordance with their respective fair market values, which shall be determined by the Board of Directors of the Company in good faith or, in the case of a disposition of assets involving an amount in excess of $25.0 million, an Independent Qualified Party.

(c) Until the Junior Representative has received written notice from the Senior Representative that the Senior Secured Obligations have been Paid In Full, each Junior Secured Obligations Secured Party agrees that (i) it will not take, cause to be taken, or support any other Person in taking any action the purpose or effect of which is, or could be, to make any Junior Lien pari passu with, or to give such Junior Secured Obligations Secured Party any preference or priority relative to, any Senior Lien with respect to the Collateral subject to such Senior Lien and Junior Lien or any part thereof, (ii) it will not contest, challenge or otherwise oppose or support any other Person in contesting, challenging or otherwise opposing in any proceeding (including any Insolvency Proceeding) the validity, extent, perfection, priority or enforceability of any Senior Secured Obligations or Senior Secured Obligations Security Document, or the validity, attachment, perfection or priority of any Senior Lien, or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (iii) it will not take or cause to be taken or support any other Person in taking any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other Disposition of the Collateral subject to any Junior Lien by any Senior Secured Obligations Secured Parties secured by Senior Liens on such Collateral or any Senior Representative acting on their behalf, (iv) it shall have no right to (A) direct any Senior Representative or any holder of Senior Secured Obligations to exercise any right, remedy or power with respect to the Collateral subject to any Junior Lien or (B) consent to the exercise by any Senior Representative or any other Senior Secured Obligations Secured Party of any right, remedy or power with respect to the Collateral subject to any Junior Lien, (v) it will not institute or support any other Person in instituting any suit or assert or support any other Person in asserting in any suit, bankruptcy, insolvency or other proceeding any claim against any Senior Representative or other Senior Secured Obligations Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither any Senior Representative nor any other Senior Secured Obligations Secured Party shall be liable for, any action taken or omitted to be taken by such Senior Representative or other Senior Secured Obligations Secured Party with respect to any Collateral securing such Senior Secured Obligations that is subject to any Junior Lien, (vi) it will not seek, and hereby waives any right, to have any Senior Secured Obligations Collateral subject to any Junior Lien or any part thereof marshaled upon any foreclosure or other Disposition of such Collateral and (vii) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided, however, that the foregoing provisions shall not prevent any Secured Party from enforcing its rights or remedies under this Agreement.

(d) The Junior Representative and each other Junior Secured Obligations Secured Party hereby agrees that if it shall obtain possession of any Senior Secured Obligations Collateral or shall realize any proceeds or payment in respect of any such Collateral, pursuant to any Junior Secured Obligations Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency

Proceeding or through any other exercise of remedies, at any time when any Senior Secured Obligations secured or intended to be secured by such Collateral shall remain outstanding or any commitment to extend credit that would constitute Senior Secured Obligations secured or intended to be secured by such Senior Lien shall remain in effect, then it shall segregate and hold such Collateral, proceeds or payment in trust for the Senior Secured Obligations Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Senior Representative reasonably promptly after obtaining actual knowledge or notice from the Senior Secured Obligations Secured Parties that it has possession of such Senior Secured Obligations Collateral or proceeds or payments in respect thereof.

(e) Each Junior Secured Obligations Secured Party agrees that if, at any time, it receives notice or obtains actual knowledge that all or part of any payment with respect to any Senior Secured Obligations previously made shall be rescinded for any reason whatsoever, such Junior Secured Obligations Secured Party shall promptly pay over to the Senior Representative any payment received by it and then in its possession or under its control in respect of any Collateral subject to any Senior Lien securing such Senior Secured Obligations and shall promptly turn any Collateral subject to any such Senior Lien then held by it over to the Senior Representative, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the payment and satisfaction in full of the Senior Secured Obligations.

(f) Anything contained herein to the contrary notwithstanding, Sections 2.05(d) and (e) shall not apply to any proceeds of Senior Secured Obligations Collateral realized in a transaction not prohibited by the Senior Documents and as to which the possession or receipt thereof by the Junior Representative or other Junior Secured Obligations Secured Party is otherwise permitted by the Senior Documents.

SECTION 2.06. Automatic Release of Junior Liens. (a) The Junior Representative and each other Junior Secured Obligations Secured Party agree to the following with respect to releases of Liens:(1) in the event the Senior Secured Obligations Secured Parties release their Lien on any Senior Secured Obligations Collateral subject to any Junior Lien (other than a release (x) in connection with a Disposition of Senior Secured Obligations Collateral, which shall be governed by clause (a)(2) below, or (y) granted following the Payment in Full of the Senior Secured Obligations), such Junior Lien on such Collateral (but not on the proceeds thereof) shall terminate and be released automatically and without further action unless, at the time of such release by the Senior Secured Obligations Secured Parties, an Event of Default shall then have occurred and be continuing (or would result therefrom) under the Junior Documents (provided that any Junior Lien that would have otherwise been released and terminated pursuant to this clause (a)(1) in the absence of such an Event of Default under the Junior Documents shall terminate and be released automatically and without further action when such Event of Default (and all other Events of Default under the Junior Documents) cease to exist); and (2) in the event of a Disposition of Senior Secured Obligations Collateral subject to any Junior Lien (regardless of whether or not an Event of Default has occurred and is continuing under the Junior Documents at the time of such sale, transfer or other Disposition), such Junior Lien on such Collateral (but not on the proceeds thereof) shall terminate and be released automatically and without further action if the applicable Senior Liens on such Collateral are released; provided, however, that such automatic release shall not apply to any release granted (A) upon or after the Payment in Full of the Senior Secured Obligations or (B) if such Disposition is then prohibited by the Junior Documents and occurs other than in connection with any Enforcement Actions with respect to such Senior Secured Obligations Collateral; and provided further, that the Junior Secured Parties shall retain the right to assert any Event of Default arising under the Junior Documents caused by such Disposition.

In addition, for the avoidance of doubt, the Junior Representative and each Junior Secured Obligations Secured Party agree that, with respect to any property or assets that would otherwise constitute Senior Secured Obligations Collateral, the requirement that a Junior Lien attach to, or be perfected with respect to, such property or assets shall be waived automatically and without further action so long as the requirement that a Senior Lien attach to, or be perfected with respect to, such property or assets is waived by the Senior Secured Obligations Secured Parties (or the Senior Representative) in accordance with the Senior Documents and so long as no Event of Default under the Junior Documents shall have occurred, be continuing or would result therefrom at such time.

(b) The Junior Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such releases and other instruments as shall reasonably be requested by the Senior Representative to evidence and confirm any release of Junior Secured Obligations Collateral provided for in this Section.

SECTION 2.07. Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings. (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against Holdings, the Company or any of its Domestic Subsidiaries. All references in this Agreement to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding.

(b) If Holdings, the Company or any of its subsidiaries shall become subject to a case under the U.S. Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the U.S. Bankruptcy Code or the use of cash collateral under Section 363 of the U.S. Bankruptcy Code, each Junior Secured Obligations Secured Party agrees that it will raise no objection to any such financing or to the Liens on the Senior Secured Obligations Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Senior Secured Obligations Collateral, unless the Senior Secured Obligations Secured Parties, or a representative authorized by the Senior Secured Obligations Secured Parties, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Senior Liens, the Junior Representative will, for itself and on behalf of the other Junior Secured Obligations Secured Parties, subordinate the Junior Liens on the Senior Secured Obligations Collateral to the Senior Liens and the DIP Financing Liens),

so long as the Junior Secured Obligations Secured Parties retain Liens on all the Junior Secured Obligations Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority as existed prior to the commencement of the case under the U.S. Bankruptcy Code.

(c) Each Junior Secured Obligations Secured Party agrees that it will not object to or oppose a Disposition of any Senior Secured Obligations Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code if the Senior Secured Obligations Secured Parties shall have consented to such Disposition of such Senior Secured Obligations Collateral, so long as the Liens held by the Junior Representative on such Collateral attach to the proceeds thereof subject to the relative priorities set forth in this Agreement.

(d) Each Agent, on behalf of itself and the Secured Parties for whom it acts as agent, may seek adequate protection of its interest in its respective Senior Secured Obligations Collateral in the form of replacement Liens on post-petition collateral of the same type as the Senior Secured Obligations Collateral, and agrees that none of them shall contest or support any other Person contesting any request for such Liens. Each Agent, on behalf of itself and the Secured Parties for whom it acts as agent, may seek adequate protection of its junior interest in Junior Secured Obligations Collateral, subject to the provisions of this Agreement; provided, that if (A) the Senior Representative is granted adequate protection in the form of a replacement Lien on post-petition collateral of the same type as the Senior Secured Obligations Collateral, and (B) such adequate protection requested by the Junior Representative is in the form of a replacement Lien on such post-petition collateral of the same type as the Senior Secured Obligations Collateral, such Lien, if granted, will be subordinated to the adequate protection Liens granted in favor of the Senior Representative on such post-petition collateral, and, if applicable, the Liens securing any DIP Financing (and all obligations relating thereto) secured by such Senior Secured Obligations Collateral and provided by the Senior Representative or one or more Senior Secured Obligations Secured Parties on the same basis as the Liens of the Junior Representative on such Senior Secured Obligations Collateral are subordinated to the Liens of the Senior Representative on such Senior Secured Obligations Collateral under this Agreement. In the event that an Agent, on behalf of itself and the Secured Parties for whom it acts as agent, seeks or requests (or is otherwise granted) adequate protection of its junior interest in the Collateral in the form of a replacement Lien on post-petition assets of the same type as such junior Collateral, then such Agent, on behalf of itself and the Secured Parties for whom it acts as Agent, agrees that the Senior Representative for such type of Collateral shall also be granted a replacement Lien on such post-petition assets as adequate protection of its senior interest in such type of Collateral and that the Junior Representative’s replacement Lien shall be subordinated to the replacement Lien of the Senior Representative. If any Agent or Secured Party receives as adequate protection a Lien on post-petition assets of the same type as its pre-petition Senior Secured Obligations Collateral, then such post-petition assets shall also constitute Senior Secured Obligations Collateral of such Person to the extent of any allowed claim secured by such adequate protection Lien and shall be subject to the terms of this Agreement.

(e) Each Agent, on behalf of itself and the Secured Parties for whom it acts as Agent, agrees that none of them shall (i) seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any Collateral which does not constitute its Senior Secured Obligations Collateral, without the prior written consent of the Senior Representative, or (ii) oppose any request by the Senior Representative or any Senior Secured Obligations Secured Party to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of their respective Senior Secured Obligations Collateral.

SECTION 2.08. Reinstatement. In the event that any of the Senior Secured Obligations shall be Paid In Full and payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Senior Secured Obligations shall again have been Paid In Full. If this Agreement shall have been terminated prior to such return or repayment, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Senior Secured Obligations Collateral or proceeds thereof received by the Junior Representative or any other Junior Secured Obligations Secured Party after the Payment in Full of the Senior Secured Obligations and prior to the reinstatement of such Obligations shall be delivered to the Senior Representative upon such reinstatement in accordance with the terms hereof.

SECTION 2.09. Entry Upon Premises by the Collateral Agent and the Revolving Facility Lenders.

(a) Rights to Enter Upon Premises. If (i) the Noteholder Collateral Agent acquires an ownership or possessory interest in any of the Noteholder First Lien Collateral pursuant to the exercise of its rights under the Noteholder Documents or under applicable law or (ii) the Noteholder Collateral Agent shall, through the exercise of remedies under the Noteholder Documents or otherwise, sell any of the Noteholder First Lien Collateral to any third party (a “Third Party Purchaser” and the earliest date on which any of the foregoing events occurs the “Entry Date”) as permitted by the terms of this Agreement, then, subject to the rights of any landlords under real estate leases and to the limitations and restrictions with respect to use of and entry upon the premises as set forth in the applicable Collateral Access Agreements, the Noteholder Secured Parties shall or, in the case of clause (ii) shall require as a condition of such sale to the Third Party Purchaser that the Third Party Purchaser shall: (w) use commercially reasonable efforts to notify the Collateral Agent of the Entry Date, (x) cooperate with the Collateral Agent, its employees, agents, advisers and representatives (at the sole cost and expense of the Grantors, or, failing payment thereof by the Grantors, the Collateral Agent, and subject to the condition that the Noteholder Secured Parties or Third Party Purchaser, as applicable, shall have no obligation or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any liability or damage to the Noteholder Secured Parties or Third Party Purchaser, as applicable) in its efforts to enforce its security interest in the Revolving Facility First Lien Collateral and to finish any work-in-process and assemble the Revolving Facility First Lien Collateral without any interference by the Noteholder, (y) not take any action designed or intended to hinder or restrict in any respect the Collateral Agent from enforcing its security interest in the Revolving Facility First Lien Collateral or from finishing any work-in-process or assembling the Revolving Facility First Lien Collateral, and (z) permit the Collateral Agent, its employees, agents, advisors and representatives, at the sole cost and expense of the Revolving Facility Secured Parties and upon reasonable advance notice, to enter upon and use the Noteholder First Lien Collateral (including (A) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (B) intellectual property) for a period not to exceed 180 days after the earlier to occur of (i) the date the Collateral Agent receives written notice from the Noteholder Collateral Agent that it has acquired an ownership or possessory interest in any of the Noteholder First Lien Collateral pursuant to the exercise of its rights under the Noteholder Documents or under applicable law or that the Noteholder Collateral Agent shall have, through the exercise of remedies under the Noteholder Documents or otherwise, sold any of the Noteholder First Lien Collateral to a Third Party Purchaser as permitted by the terms of this Agreement, and (ii) the date the Collateral Agent first enforces its security interests in the Revolving Facility First Lien Collateral located on the premises included in the Noteholder First Lien Collateral (such period, the “Disposition Period” and such premises, the “Premises”) for the purposes of:

(1) inspecting, removing or enforcing the Collateral Agent’s rights as a secured creditor in the Revolving Facility First Lien Collateral, including the examination and removal of Revolving Facility First Lien Collateral and the examination and duplication of any Collateral (to the extent not Revolving Facility First Lien Collateral) consisting of books and records of any Grantor (or such Person’s subsidiaries) related to the Revolving Facility First Lien Collateral,

(2) assembling and storing the Revolving Facility First Lien Collateral and completing the processing of and manufacturing or processing raw materials or work-in-process into finished inventory for the purpose of selling any or all of the Revolving Facility First Lien Collateral located on such Noteholder First Lien Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise,

(3) to use any of the Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of computers or other data processing equipment related to the storage or processing of records, documents or files pertaining to the Revolving Facility First Lien Collateral and use any Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of other equipment to handle or Dispose of any Revolving Facility First Lien Collateral pursuant to the Collateral Agent’s rights as a secured creditor in the Revolving Facility First Lien Collateral, or

(4) taking reasonable actions to protect, secure and otherwise enforce the rights of the Revolving Facility Secured Parties in and to the Revolving Facility First Lien Collateral.

If any stay or other order prohibiting the exercise of remedies with respect to the Revolving Facility First Lien Collateral has been entered in connection with an Insolvency Proceeding or by a court of competent jurisdiction, such Disposition Period shall be tolled during the pendency of any such stay or other order. If the Collateral Agent conducts a public auction or private sale of the Revolving Facility First Lien Collateral at any of the real property included within the Noteholder First Lien Collateral, the Collateral Agent shall provide the Noteholder Collateral Agent with reasonable notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the Noteholder Collateral Agent’s use of such real property. Nothing contained in this Agreement shall restrict the rights of the Noteholder Collateral Agent from selling, assigning or otherwise transferring any Noteholder First Lien Collateral prior to the expiration of the Disposition Period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section.

(b) Closing Date License. The Noteholder Collateral Agent shall, to the extent permitted by law and any applicable contractual obligations binding on the Noteholder First Lien Collateral, and to the extent the Noteholder Collateral Agent has an ownership interest therein or other assignable right of use thereto, permit the Collateral Agent and its agents or representatives (or shall require as a condition of such sale to the Third Party Purchaser that the Third Party Purchaser agree, to the extent permitted by law and any applicable contractual obligations binding on the Noteholder First Lien Collateral, to permit the Collateral Agent and its agents or representatives) at the Collateral Agent’s option to use on a nonexclusive basis any of the Noteholder First Lien Collateral consisting of Intellectual Property Collateral as is or may be necessary for the Collateral Agent to sell or otherwise liquidate the Revolving Facility First Lien Collateral. In furtherance of the foregoing, to the extent the Noteholder Collateral Agent has an ownership interest therein or other assignable right of use thereto, the Noteholder Collateral Agent hereby grants to the Collateral Agent a nonexclusive, irrevocable, royalty-free, worldwide license to use any and all copyrights, trademarks, customer lists, patents or other intellectual property rights included as part of the Noteholder First Lien Collateral as is or may be necessary to sell or otherwise liquidate the Revolving Facility First Lien Collateral. The Noteholder Collateral Agent (i) acknowledges and consents to the grant to the Collateral Agent by the Grantors upon and during the continuance of an Event of Default of a limited, non-exclusive royalty-free license in the form of Exhibit A hereto (the “Closing Date License”) and (ii) agrees that its Liens in the Noteholder First Lien Collateral shall be subject to the Closing Date License. Furthermore, the Noteholder Collateral Agent agrees that, in connection with any foreclosure sale conducted by the Noteholder Collateral Agent in respect of Noteholder First Lien Collateral of the type described in the Closing Date License, (x) any notice required to be given by the Noteholder Collateral Agent in connection with such foreclosure shall contain an acknowledgement that the Noteholder Collateral Agent’s Lien is subject to the Closing Date License and (y) the Noteholder Collateral Agent shall deliver a copy of the Closing Date License to any Third Party Purchaser at such foreclosure and provide written notice to such Third Party Purchaser that the Noteholder Collateral Agent’s Lien and the Third Party Purchaser’s rights in the such transferred Collateral are subject to the Closing Date License.

(c) Expenses and Repair. During the period of actual occupation, use and/or control by the Revolving Facility Secured Parties or their agents or representatives of any Noteholder First Lien Collateral, the Revolving Facility Secured Parties shall be responsible for the ordinary course third-party expenses related thereto, including costs with respect to heat, light, electricity, water and real property taxes with respect to that portion of any premises so used or occupied, in each case to the extent not paid for by Holdings, the Company or any of its Domestic Subsidiaries and be obligated to repair at their expense any physical damage to such Noteholder First Lien Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Noteholder First Lien Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.

(d) Indemnification by Revolving Facility Secured Parties. The Revolving Facility Secured Parties jointly and severally agree to pay, indemnify and hold the Trustee and the Noteholder Collateral Agent and their respective officers, directors, employees and agents harmless from and against any liability, cost, expense, loss or damages, including reasonable legal fees and expenses resulting from the gross negligence or willful misconduct of the Collateral Agent or any of its agents, representatives or invitees in its or their occupation or use of the Noteholder First Lien Collateral. Notwithstanding the foregoing, in no event shall the Revolving Facility Secured Parties have any liability to the Noteholder Secured Parties pursuant to this Section as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Noteholder First Lien Collateral existing prior to the date of the exercise by the Revolving Facility Secured Parties of their rights under this Section and the Revolving Facility Secured Parties shall have no duty or liability to maintain the Noteholder First Lien Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the Revolving Facility Secured Parties, or for any diminution in the value of the Noteholder First Lien Collateral that results solely from the removal of any of the Revolving Facility First Lien Collateral from any Premises or from the ordinary wear and tear resulting from the use of the Noteholder First Lien Collateral by the Revolving Facility Secured Parties, in each case, in the manner and for the time periods specified under this Section. Without limiting the rights granted in this paragraph, the Collateral Agent, to the extent that rights have been exercised under this Section by the Collateral Agent, shall cooperate with the Noteholder Secured Parties in connection with any efforts made by the Noteholder Secured Parties to sell the Noteholder First Lien Collateral. It is further agreed that the Revolving Facility Secured Parties shall not be liable for any special, indirect, consequential or punitive damages, except to the extent any Noteholder Secured Party is liable therefor.

SECTION 2.10. Insurance. Unless and until written notice by the Collateral Agent to the Trustee that the Revolving Facility Obligations have been Paid In Full, as between the Collateral Agent, on the one hand, and the Trustee and the Noteholder Collateral Agent, as the case may be, on the other hand, only the Collateral Agent will have the right (subject to the rights of the Grantors under the Revolving Facility Documents and the Noteholder Documents) to adjust or settle any insurance policy or claim covering or constituting Revolving Facility First Lien Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Revolving Facility First Lien Collateral. Unless and until written notice by the Trustee to the Collateral Agent that the Noteholder Obligations have been Paid In Full, as between the Collateral Agent, on the one hand, and the Trustee and the Noteholder Collateral Agent, as the case may be, on the other hand, only the Noteholder Collateral Agent will have the right (subject to the rights of the Grantors under the Revolving Facility Documents and the Noteholder Documents) to adjust or settle any insurance policy covering or constituting Noteholder First Lien Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Noteholder First Lien Collateral. To the extent that an insured loss covers or constitutes both Revolving Facility First Lien Collateral and Noteholder First Lien Collateral, then the Collateral Agent and the Noteholder Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the Revolving Facility Documents and the Noteholder Documents) under the relevant insurance policy.

SECTION 2.11. Refinancings. The Revolving Facility Obligations and the Noteholder Obligations may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Revolving Facility Document or any Noteholder Document) of any Revolving Facility Secured Party or any Noteholder Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that the holders of any such refinancing or replacement indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the Collateral Agent or the Noteholder Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Collateral Agent or the Noteholder Collateral Agent, as the case may be. In connection with any refinancing or replacement contemplated by this Section, this Agreement may be amended at the request and sole expense of the Company, and without the consent of either Representative, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness, (b) to establish that Liens on any Noteholder First Lien Collateral securing such refinancing or replacement indebtedness shall have the same priority as the Liens on any Noteholder First Lien Collateral securing the indebtedness being refinanced or replaced, and (c) to establish that the Liens on any Revolving Facility First Lien Collateral securing such refinancing or replacement indebtedness shall have the same priority as the Liens on any Revolving Facility First Lien Collateral securing the indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

SECTION 2.12. Amendments to Documents. (a) Without the prior written consent of the Senior Representative, no Junior Secured Obligations Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Secured Obligations Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) In the event that the Senior Secured Obligations Secured Parties or the Senior Representative enters into any amendment, waiver or consent in respect of any of the Senior Secured Obligations Security Documents for the purpose of making additions to the Senior Secured Obligations Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Junior Secured Obligations Security Document as it relates to the Junior Secured Obligations Collateral without the consent of the Junior Representative or any Junior Secured Obligations Secured Party and without any action by the Junior Representative, the Company or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to the Junior Representative.

SECTION 2.13. Legends. The Collateral Agent acknowledges with respect to the Credit Agreement and the Revolving Facility Security Documents, and the Trustee and the Noteholder Collateral Agent acknowledge with respect to the Indenture and the Noteholder Security Documents, that the Credit Agreement, the Indenture and each Security Document will contain the appropriate legend set forth on Annex I.

ARTICLE III

Gratuitous Bailment for Perfection of Certain Security Interests; Rights

Under Permits and Licenses

SECTION 3.01. General. The Senior Representative agrees that if it shall at any time hold a Senior Lien on any Junior Secured Obligations Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Senior Representative, the Senior Representative will serve as gratuitous bailee for the Junior Representative for the sole purpose of perfecting the Junior Lien of the Junior Representative on such Collateral. It is agreed that the obligations of the Senior Representative and the rights of the Junior Representative and the other Junior Secured Obligations Secured Parties in connection with any such bailment arrangement will be in all respects subject to the provisions of Article II. Notwithstanding anything to the contrary herein, the Senior Representative will be deemed to make no representation as to the adequacy of the steps taken by it to perfect the Junior Lien on any such Collateral and shall have no responsibility, duty, obligation or liability to the Junior Representative or other Junior Secured Obligations Secured Party or any other person for such perfection or failure to perfect, it being understood that the sole purpose of this Article is to enable the Junior Secured Obligations Secured Parties to obtain a perfected Junior Lien on such Collateral to the extent, if any, that such perfection results from the possession or control of such Collateral or any such account by the Senior Representative. Subject to Section 2.08, at such time as the Senior Secured

Obligations secured by the Senior Lien of the Senior Representative shall have been Paid in Full, the Senior Representative shall take all such actions in its power as shall reasonably be requested by the Junior Representative (at the sole cost and expense of the Grantors) to transfer possession or control of such Collateral or any such account (in each case to the extent the Junior Representative has a Lien on such Collateral or account after giving effect to any prior or concurrent releases of Liens) to the Junior Representative.

SECTION 3.02. Deposit Accounts. The Company and its Domestic Subsidiaries, to the extent required by the Credit Agreement, may from time to time have deposit accounts (the “Deposit Accounts”) with certain depositary banks in which collections from Inventory and Accounts may be deposited. To the extent that any such Deposit Account is under the control of the Collateral Agent at any time, the Collateral Agent will act as gratuitous bailee for the Trustee and the Noteholder Collateral Agent for the purpose of perfecting the Liens of the Noteholder Secured Parties in such Deposit Accounts and the cash and other assets therein as provided in Section 3.01 (but will have no duty, responsibility or obligation to the Noteholder Secured Parties (including any duty, responsibility or obligation as to the maintenance of such control, the effect of such arrangement or the establishment of such perfection) except as set forth in the last sentence of this Section). Unless the Junior Liens on such Revolving Facility First Lien Collateral shall have been or concurrently are released, after the occurrence of the Revolving Facility First Lien Collateral Transition Date, the Collateral Agent shall (a) to the extent that the same are then under the sole dominion and control of the Collateral Agent and that such action is otherwise within the power and authority of the Collateral Agent pursuant to the Revolving Facility Documents, at the request of the Trustee, transfer control over all cash and other assets in any such Deposit Account maintained with the Collateral Agent to the Noteholder Collateral Agent (and each Grantor hereby authorizes and consents to any such transfer) and (b) at the request of the Noteholder Collateral Agent, cooperate with the Company and the Noteholder Collateral Agent (at the expense of the Company) in permitting control of any other Deposit Accounts to be transferred to the Noteholder Collateral Agent (or for other arrangements with respect to each such Deposit Accounts satisfactory to the Noteholder Collateral Agent to be made).

SECTION 3.03. Rights under Permits and Licenses. In addition to the Closing Date License granted hereunder, the Trustee agrees that if the Collateral Agent shall require rights available under any permit or license controlled by the Trustee (as certified to the Trustee by the Collateral Agent, upon which the Trustee may rely) in order to realize on any Revolving Facility First Lien Collateral, the Trustee shall (subject to the terms of the Indenture, including the Trustee’s rights to indemnification thereunder) take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and contractual obligations and reasonably requested by the Collateral Agent in writing, to make such rights available to the Collateral Agent, subject to the Noteholder Liens. The Collateral Agent agrees that if the Trustee shall require rights available under any permit or license controlled by the Collateral Agent (as certified to the Collateral Agent by the Trustee, upon which the Collateral Agent may rely) in order to realize on any Noteholder First Lien Collateral, the Collateral Agent shall (subject to the terms of the Credit Agreement, including the Collateral Agent’s rights to indemnification thereunder) take all such actions as shall be available to it (at the sole expense of the Grantors), consistent with applicable law and contractual obligations and reasonably requested by the Trustee in writing, to make such rights available to the Trustee, subject to the Revolving Facility Liens.

ARTICLE IV

Existence and Amounts of Liens and Obligations

Whenever a Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Secured Obligations (or the existence of any commitment to extend credit that would constitute Senior Secured Obligations) or Junior Secured Obligations, or the existence of any Lien securing any such obligations, or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Representative shall be entitled to make any such determination by such method as it may, in the exercise its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to Holdings, the Company or any of its subsidiaries, any Secured Party or any other person as a result of such determination.

ARTICLE V

Consent of Grantors

Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that the obligations of the Grantors under the Security Documents will in no way be diminished or otherwise affected by such provisions or arrangements (except as expressly provided herein).

ARTICLE VI

Representations and Warranties

SECTION 6.01. Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms.

(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority of which the failure to obtain could reasonably be expected to have a material adverse effect on the ability of such party to perform its obligations under this Agreement, (ii) will not violate any applicable law or regulation or any order of any governmental authority or any indenture, agreement or other instrument binding upon such party which could reasonably be expected to have a material adverse effect on the ability of such party to perform its obligations under this Agreement and (iii) will not violate the charter, by-laws or other organizational documents of such party.

SECTION 6.02. Representations and Warranties of Each Representative. Each of the Trustee, the Noteholder Collateral Agent and the Collateral Agent represents and warrants to the other parties hereto that it is authorized under the Indenture and the Credit Agreement, respectively, to enter into this Agreement.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Collateral Agent, to it at Bank of America, N.A., Bank of America Business Capital, 2600 West Big Beaver Road, Troy, Michigan 48084;

(b) if to the Trustee or the Noteholder Collateral Agent, to it at Wilmington Trust FSB, Corporate Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis MN 55402, Attention: Jane Y. Schweiger;

(c) if to Holdings or the Company, to it at 1101 Technology Drive, Suite 200, Ann Arbor, Michigan 48108; and

(d) if to any other Grantor, to it in care of the Company as provided in clause (c) above.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Company shall be deemed to be a notice to each Grantor). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 7.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.01. As agreed to in writing among the Company, the Trustee, the Noteholder Collateral

Agent and the Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 7.02. Waivers; Amendment. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Representative, Holdings and the Company; provided, however, that this Agreement may be amended from time to time (x) as provided in Section 2.11 and (y) at the sole request and expense of the Company, and without the consent of either Representative, (i) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations (as defined in the Indenture) that are incurred in compliance with the Revolving Facility Documents and the Noteholder Documents, (B) to establish that the Liens on any Noteholder First Lien Collateral securing such Other Pari Passu Lien Obligations shall be pari passu hereunder with the Liens on such Noteholder First Lien Collateral securing the Noteholder Obligations and senior to the Liens on such Noteholder First Lien Collateral securing any Revolving Facility Obligations, all on the terms provided for herein immediately prior to such amendment and (C) to establish that the Liens on any Revolving Facility First Lien Collateral securing such Other Pari Passu Lien Obligations shall be pari passu hereunder with the Liens on such Revolving Facility First Lien Collateral securing the Noteholder Obligations and junior and subordinated to the Liens on such Revolving Facility First Lien Collateral securing any Revolving Facility Obligations, all on the terms provided for herein immediately prior to such amendment, and (ii) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Lenders Debt (as defined in the Indenture) that is incurred in compliance with the Revolving Facility Documents and the Noteholder Documents, (B) to establish that the Liens on any Revolving Facility First Lien Collateral securing such Lenders Debt shall be pari passu hereunder with the Liens on such Revolving Facility First Lien Collateral securing the Revolving Facility Obligations and senior to the Liens on such Revolving Facility First Lien Collateral securing any Noteholder Obligations, all on the terms provided for herein immediately prior to such amendment and (C) to establish that the Liens on any Noteholder First Lien Collateral securing such Lenders Debt shall be pari passu hereunder with the Liens on such Noteholder First Lien Collateral securing the Revolving Facility Obligations and junior and subordinated to the Liens on such Noteholder First Lien Collateral securing any Noteholder Obligations, all on the terms provided for herein immediately prior to such amendment. Any such additional party and each party hereto shall be entitled to rely upon a certificate delivered by an officer of the Company certifying that such Other Pari Passu Lien Obligations or Lenders Debt, as the case may be, were issued or borrowed in compliance with the Revolving Facility Documents and the Noteholder Documents. Any amendment of this Agreement that is proposed to be effected without the consent of a Representative as permitted by the proviso to the preceding sentence shall be submitted to such Representative for its review at least 5 Business Days prior to the proposed effectiveness of such amendment.

SECTION 7.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Noteholder Secured Parties and Revolving Facility Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 7.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 7.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.07. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.08. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.09. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.10. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Revolving Facility Documents and/or Noteholder Documents, the provisions of this Agreement shall control; provided, however, that if any of the provisions of the Noteholder Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control.

SECTION 7.11. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Revolving Facility Secured Parties, on the one hand, and the Noteholder Secured Parties, on the other hand. None of Holdings, the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.05, 2.06, 2.10, 2.11 or Article VII to the extent expressly provided therein) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or the Indenture), and neither the Company nor any other Grantor may rely on the terms hereof (other than Sections 2.05, 2.06, 2.10, 2.11, Article VI and Article VII). Nothing in this Agreement is intended to or shall impair the obligations of Holdings, the Company or any other Grantor, which are absolute and unconditional, to pay the Obligations under the Noteholder Documents and the Revolving Facility Documents as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything to the contrary herein, in any Noteholder Document or any Revolving Facility Document, the Grantors shall not be required to act or refrain from acting (a) pursuant to this Agreement or any Noteholder Document with respect to any Revolving Facility First Lien Collateral in any manner that would cause a default under any Revolving Facility Document, or (b) pursuant to this Agreement or any Revolving Facility Document with respect to any Noteholder First Lien Collateral in any manner that would cause a default under any Noteholder Document.

SECTION 7.12. Certain Terms Concerning Trustee and Noteholder Collateral Agent. Each of the Trustee and Noteholder Collateral Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to direction set forth in the Indenture; and in so doing, neither the Trustee nor the Noteholder Collateral Agent shall be responsible for the terms or sufficiency of this Agreement for any purpose. Neither the Trustee nor the Noteholder Collateral Agent shall have any duties or obligations under or pursuant to this Agreement other than such duties as may be expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to the Agreement, each of the Trustee and the Noteholder Collateral Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Indenture (including Sections 7.01, 7.02, 7.07, 10.10 and 10.12 thereof) and, in the case of the Noteholder Collateral Agent, the Noteholder Security Agreement.

SECTION 7.13. Certain Terms Concerning Collateral Agent and Noteholder Collateral Agent. Neither the Collateral Agent nor the Noteholder Collateral Agent shall have any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. Neither the Collateral Agent nor the Noteholder Collateral Agent shall have individual liability to any Person if it shall mistakenly pay over or distribute to any Secured Party (or the Company) any amounts in violation of the terms of this Agreement, so long as the Collateral Agent or Noteholder Collateral Agent, as the case may be, is acting in good faith.

SECTION 7.14. Additional Subsidiaries. Any Domestic Subsidiary of Holdings that is required to become a party hereto pursuant to Section 9.10 of the Credit Agreement and Section 4.11 of the Indenture shall enter into this Agreement as a Grantor upon becoming such a Domestic Subsidiary. Upon execution and delivery by (i) the Collateral Agent and such Domestic Subsidiary of a Joinder Agreement (as defined in the Credit Agreement) and (ii) the Trustee and such Domestic Subsidiary of each of the documents required under Section 4.16(a) of the Indenture, such Domestic Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instruments shall not require the consent of any other Grantor or any other Secured Party. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Collateral Agent,

by	/s/ Philip Debush
Name: Philip Debush Title: Vice President

WILMINGTON TRUST FSB, as Trustee and Noteholder Collateral Agent,

by	/s/ Jane Schweiger
Name: Jane Schweiger Title: Vice President

Signature Page to the Lien Subordination and Intercreditor Agreement

AFFINIA GROUP INC.,

by	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.,

by	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

AFFINIA PRODUCTS CORP LLC

by	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

AFFINIA CANADA GP CORP.

by	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

AFFINIA INTERNATIONAL HOLDINGS CORP.

by	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

AUTOMOTIVE BRAKE COMPANY INC.

by	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

Signature Page to the Lien Subordination and Intercreditor Agreement

BRAKE PARTS INC.

by	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

IROQUOIS TOOL SYSTEMS, INC.

by	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

KRIZMAN INTERNATIONAL, INC.

by	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

WIX FILTRATION CORP LLC

by	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

WIX FILTRATION MEDIA SPECIALISTS, INC.

by	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Treasurer

Signature Page to the Lien Subordination and Intercreditor Agreement

Schedule I to the

Lien Subordination and

Intercreditor Agreement

Schedule I to Lien Subordination and Intercreditor Agreement

Affinia Products Corp LLC

Affinia Canada GP Corp.

Affinia International Holdings Corp.

Automotive Brake Company Inc.

Brake Parts Inc.

Iroquois Tool Systems, Inc.

Krizman International, Inc.

Wix Filtration Corp LLC

Wix Filtration Media Specialists, Inc.

EXHIBIT A

Closing Date License

LICENSE TO USE INTELLECTUAL PROPERTY RIGHTS

For the purpose of enabling Bank of America, as Collateral Agent (in such capacity, the “Agent”) under the ABL Credit Agreement, dated as of August 13, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Affinia Group Intermediate Holdings Inc., a Delaware corporation (“Holdings”), Affinia Group Inc., a Delaware corporation (the “Company”), the other subsidiaries of Holdings from time to time party thereto, the various lenders from time to time party thereto (the “Lender”), and the Collateral Agent, to enforce any Lien held by the Agent upon any of the Revolving Facility First Lien Collateral (as such term is defined in the Intercreditor Agreement, dated as of even date herewith, by and among the Agent, Wilmington Trust FSB, as Trustee and Noteholder Collateral Agent under the Indenture (as defined therein) (in such capacity and together with any successor, the “Noteholder Collateral Agent”), Holdings, the Company, and certain subsidiaries of Holdings party thereto; capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Intercreditor Agreement), to the extent appropriate, in the good faith opinion of the Agent, to process, ship, produce, store, complete, supply, lease, sell, or otherwise dispose of any of the Revolving Facility First Lien Collateral or to collect or otherwise realize upon any Accounts comprising Revolving Facility First Lien Collateral, at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, the Grantors shall grant to the Agent, for the benefit of the Lenders, and only to the extent set forth above, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license, or sublicense any intellectual property rights now owned or hereafter acquired by the Grantors (except to the extent the terms of any of the agreements granting the foregoing rights prohibit such grant to the Agent and except to the extent such grant is prohibited by any rule of law, statute or regulation), and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided, however, that such license to be granted hereunder with respect to Trademarks (as defined in the U.S. Security Agreement) shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. The Grantors agree and acknowledge that no further performance is required of the Agent under the terms of the license granted pursuant hereto and that this license shall not constitute an executory contract.

THIS LICENSE TO USE INTELLECTUAL PROPERTY RIGHTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Dated:                             , 2009

ANNEX I

Provision for the Credit Agreement and the Indenture

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of August 13, 2009, among Bank of America, N.A., as collateral agent for the Revolving Facility Secured Parties referred to therein; Wilmington Trust FSB, as Trustee and as Noteholder Collateral Agent; Affinia Group Inc.; Affinia Group Intermediate Holdings Inc.; and the other subsidiaries of Affinia Group Inc. from time to time party thereto (the “Intercreditor Agreement”). Each [Lender hereunder] [Holder, by its acceptance of a Note,] (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the [Collateral Agent] [Trustee] to enter into the Intercreditor Agreement as [Collateral Agent] [Trustee] and on behalf of such [Lender] [Holder]. The foregoing provisions are intended as an inducement to the [lenders under the Credit Agreement] [Holders] to [extend credit] [to acquire the Notes of the Company] and such [lenders] [Holders] are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Provision for Revolving Facility Security Documents and Noteholder Security Documents

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of August 13, 2009, among Bank of America, N.A., as Collateral Agent for the Revolving Facility Secured Parties referred to therein; Wilmington Trust FSB, as Trustee and as Noteholder Collateral Agent; Affinia Group Inc.; Affinia Group Intermediate Holdings Inc.; and the other subsidiaries of Affinia Group Inc. from time to time party thereto (the “Intercreditor Agreement”). Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement). In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.